Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-8 (the “Registration Statement”) of our reports dated March 10, 2011, relating to the consolidated financial statements of US Gold Corporation (the “Company”) as of December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which appear in the Annual Report on Form 10-K of the Company. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
April 20, 2011